EXHIBIT 99.1

IMPERIAL INDUSTRIES

Moderator: Danny Ponce

May 21, 2009

3:00 pm CT

Coordinator:

Welcome and thank you for standing by. At this time all participants are on a listen-only mode until the question and answer session of today’s conference. At that time you may press star 1 on your touchtone phone to ask a question.

I would also like to inform all parties that this call is being recorded. If you have any objections please disconnect at this time.

I would now like to turn the call over to Mr. Daniel Ponce.

Thank you sir you may begin.

Danny Ponce:

Thank you. Good afternoon.

I would like to welcome everyone to the Imperial Industries Investors Conference Call. The purpose of the conference call is to discuss recent corporate developments relative to yesterday’s first quarter 2009 earnings release.

The first quarter results were released on Wednesday, May 20, 2009 after the - excuse me. The first quarter results were released on Wednesday, May 20, 2009 after the market closed. If for some reason, you have not received a copy of the news release you may obtain a copy from the Company’s website: www.imperialindustries.com.

In addition, the Company refers you to its most recent Form 10-Q filed with the Securities and Exchange Commission on May20, 2009 for a more in-depth discussion of matters related to the Company’s financial performance for the three months ended March 31, 2009.

On the call today we have myself, the Company’s Chairman of the Board, Daniel Ponce, as well as the Company’s Executive Vice President, Chief Operating Officer, Howard Ehler and Steven Healy, the Company’s Chief Financial Officer.

Following our remarks we will entertain questions.

Before we get started, I would like to remind you that this conference call may contain forward-looking statements regarding future events or the future financial performance of the Company, including without limitation growth opportunities and other statements that refer to the Company’s plans, prospects, expectations, strategies, intentions, and beliefs.

These forward-looking statements are based upon the information available to the Company’s management as of today and the Company assumes no obligation to update these statements as circumstances arise.

The Company’s future performance involves many risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results may vary.

Please refer to the cautionary statements regarding such matters included in the Company’s most recent Form 10-Q and our other public filings filed with the Securities and Exchange Commission.

At this time I would like to turn the discussion over to Mr. Howard Ehler, our Chief Operating Officer. Howard.

Howard Ehler:

Thank you Danny.

Net sales for the three months ended March 31, 2009 were $7,178,000, compared to $6,416,000 for the same period in 2008, an increase of 11.9%.

For the first quarter ended March 31, 2009 the Company had a net loss, including discontinued operations, of $800,000 or $.32 per diluted share, compared to a net loss of $1,955,000, or $.78 per diluted share, for the prior year period.

Discontinued operations, related to the closure of five underperforming distribution facilities in 2008, accounted for losses of $428,000, or $.17 per diluted share, and $583,000 or $.23 per diluted share, in the first three months of 2009 and 2008, respectively.

Results in the first quarter of 2009 include a gain of $573,000 realized from the sale of a parcel of real property located in Gulfport, Mississippi. The property was sold to the Mississippi Department of Transportation pursuant to an eminent domain proceeding.

Notwithstanding such sale, the Company continues to operate a distribution facility in Gulfport.

The first quarter 2009 results reflect the continued weakness and further deterioration of the economic environment in the United States resulting in an ongoing reduction in construction industry demand for the Company’s products during the past several years.

Danny Ponce:

Thank you Howard.

We are operating in a very difficult environment and we’ll continue to take steps necessary to adjust our operations to limit losses, preserve liquidity and improve cash flow.

While sales from continuing operations improved in the first quarter of 2009 over the comparable period in 2008, increased competition for the limited business within the industry, among other factors, have forced gross margins lower than in prior periods.

The Company has also made a concerted effort to reduce expenses wherever possible, without compromising operations.

We are unable to predict when the economic climate for the construction industry will improve.

We have retained an investment banker and other advisors to seek new financing and evaluate other strategic alternatives.

In addition we are currently in negotiations to extend our line of credit with our commercial lender beyond the June 1, 2009 maturity date. We have no assurance this line will be extended and if so on terms sufficient for us to fully satisfy our operating needs.

In any event, we continue to evaluate the operations of all existing facilities and may well be forced to sell and/or close additional distribution facilities if those continued operations cannot be justified.

I would like to express our appreciation for the continued support of our shareholders, customers, vendors and employees.

At this time we’ll open your call to the questions. Please limit yourself to one question each so we’ll allow everyone time to ask.

In order to ask a question, callers you are asked to hit star 1 and you’ll be queued up and advised when to speak.

Time permitting, we’ll have time for follow-up questions. Again thank you for participating today.

Coordinator:

Thank you.

We will now begin the question and answer session. If you would like to ask a question please press star 1, un-mute your phone and record your name clearly.

If you need to withdraw your question press star 2.

Again, to ask a question please press star 1. We’ll take a few moments for the questions to start coming through. Please stand by.

Again, as a reminder, please press star 1 on your phone and record your name if you have a question. One moment please.

We show no questions at this time.

Danny Ponce:

All right. (Amber) thank you so much.

Again, thank you everybody for participating today and listening to us and offering you the opportunity ask any questions you might have had.

Thank you so much everybody. Have a good day.

Coordinator:

Thank...

Man:

Thank...

Coordinator:

...you.

Man:

Thank you.

Coordinator:

That concludes today’s conference. Thank you for participating.

You may disconnect at this time.

END